Exhibit 99.1
Food Company, Inc.
One Dole Drive • Westlake Village, CA 91362 • 818-874-4000 • Fax 818-874-4625
NEWS RELEASE
Contact: Marty Ordman
Phone: 818-874-4834
Dole Food Company, Inc. Commences Initial Public Offering of Common Stock
WESTLAKE VILLAGE, California — October 13, 2009 — Dole Food Company, Inc. announced today the launch of its initial public offering of 35,715,000 shares of its common stock, par value $0.001 per share, all offered by Dole in a primary offering. The initial public offering price is expected to be between $13.00 and $15.00 per share. Dole has applied to have the shares of common stock approved for listing on The New York Stock Exchange under the ticker symbol “DOLE.” The underwriters have the option to purchase from Dole up to an additional 5,357,250 shares of common stock. Dole intends to use the net proceeds of the offering to pay down certain indebtedness.
Goldman, Sachs & Co., BofA Merrill Lynch, Deutsche Bank Securities and Wells Fargo Securities will act as joint book running managers for the offering. The offering of these securities will be made by means of a prospectus. Copies of the preliminary prospectus relating to the offering may be obtained from the prospectus department of Goldman, Sachs & Co. at 85 Broad Street, New York, New York 10004, Attention: Prospectus Department, by telephone at 212-902-1171 or by emailing Prospectus-ny@ny.email.gs.com.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any such offer or solicitation or any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.